Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of PetMed Express, Inc. and its subsidiaries (the Company) of our reports dated June 13, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) of PetMed Express, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of PetMed Express, Inc. for the year ended March 31, 2024.

/s/ RSM US LLP

Fort Lauderdale, Florida
August 8, 2024

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